Exhibit 99.1


           PAB Bankshares, Inc. Announces First Quarter 2006 Dividend


     VALDOSTA, Ga.--(BUSINESS WIRE)--Feb. 28, 2006--The Board of Directors for PAB Bankshares, Inc. (NASDAQ: PABK) today approved a $0.125 per common share cash dividend for the first quarter of 2006. The quarterly dividend is payable on April 14, 2006 to the Company's stockholders of record on March 31, 2006. The dividend for the first quarter is in line with the $0.125 per share dividend paid for the previous quarter, and it is a 13.6% increase compared to the $0.11 per share dividend paid for the first quarter of 2005.
     The Company's sole operating subsidiary is The Park Avenue Bank. Currently, the Bank operates 17 branch offices and four loan production offices in 14 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. On November 1, 2005, the Company's common stock began trading on the NASDAQ National Market under the symbol PABK. The Company's common stock had previously traded on the American Stock Exchange under the symbol PAB since July 9, 1996. More information on the Company is available on the Internet at www.pabbankshares.com.


     CONTACT: PAB Bankshares, Inc.
              Donald J. "Jay" Torbert, Jr., 229-241-2775, ext. 266
              jayt@parkavebank.com